APPENDIX A

Dated as of May 10, 2013

List of Series and Classes of the Fund to which Agreement Applies

Fund	Share Class	Symbol	CUSIP
OnTrack Core Fund		OTRFX	00771Fl03
The Gold Bullion Strategy Fund		QGLDX	00771F202

Acknowledged and Accepted:

ReFlow Fund, LLC

For the Above Funds

By ReFlow Services, LLC,

Its Manager

By: /s/ Catherine Ayers-Rigsby

By: /s/ William White

Date: 05-13-2013

Date: 5/10/13

Name: Catherine Ayers-Rigsby

Name: William White

Title: President

Title: President